841 Putnam International Equity Fund
12/31/12 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  7,958
		Class B	  46
		Class C	  145
	        Class M	  81

72DD2	        Class R	  20
		Class R5  *
                Class R6  *
		Class Y	  812

* Amount represents less than 1

73A1		Class A	  0.187
		Class B	  0.034
		Class C	  0.048
                Class M	  0.089

73A2		Class R	  0.143
		Class R5  0.209
                Class R6  0.217
		Class Y	  0.237

74U1		Class A	  42,611
		Class B	  1,358
		Class C	  3,020
	        Class M	  914

74U2		Class R	  134
		Class R5  1
                Class R6  1
                Class Y	  3,456

74V1		Class A	  19.24
		Class B	  18.37
		Class C	  18.66
                Class M	  18.78

74V2		Class R   18.96
		Class R5  19.51
                Class R6  19.51
		Class Y	  19.46


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.